READY WELDER CORPORATION
1691 N. Gaffey Street, Suite A, San Pedro, CA 90721
310 832-2541 Telephone —310 832-9958 Facsimile

PRIVATE, PROPRIETARY & CONFIDENTIAL

General Information Disclaimer Notice -~ Restricted Documents
This letter is a confidential, private, proprietary official document of the Ready Welder Corporation. By reading beyond this point, you agree, acknowledge and accept that this is a private encoded communication of privileged, proprietary and confidential information and you agree to keep it private, confidential and protected from further disclosure.

DISTRIBUTORSHIP AGREEMENT

By and Between

READY WELDER CORPORATION, as Manufacturer

Lodestone LLC,
As Master Distributor
4769 Wesley Drive
Anaheim, California

Dated: May 25th, 2007

MASTER DISTRIBUTOR AGREEMENT

This Agreement (“Agreement”) is entered into on the 25th day of May 2007 by and between Ready Welder Corporation (hereinafter referred to as “RWC”) and Lodestone LLC as Master Distributor, with reference to the following:

RECITALS

A.
The parties wish to establish a relationship whereby distributor will, from time to time and at its option, represent the proprietary products of RWC with respect to planning, structuring and acting in the capacity as Master Distributor, on own behalf, reach agreement with prospective sources as to the marketing, promotion and sale of the proprietary products manufactured by RWC.

B.
Master Distributor shall have the right for a period of one year, or any extension thereof as provided herein (“The Term”), from the date of this Agreement to accomplish the marketing, promotion and sale of the proprietary products of RWC.

C.	The parties now desire to enter this Agreement to set forth the terms of their relationship.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.           Master Distributor, (LODESTONE LLC) Responsibility. Lodestone will sell the RWC products shipped to them under the terms outlined in this contract and in the addendum attached hereto. 2. Lodestone LLC will be responsible for repair of Ready Welder systems they have sold and that were returned under Warranty. In addition, Lodestone LLC will carry sufficient inventory of replacement parts to facilitate a timely Warranty repair. 3. Lodestone LLC’s will have a trained sales and technical staff sufficient to respond to customer questions or concerns. 4) As Master Distributor, Lodestone LLC will coordinate all sates and marketing materials, images, slogans, web pages and printed materials with RWC to ensure other distributors and dealers are promoting a consistent and clear product image and capabilities message

2.           RWC Responsibility. RWC understands and agrees to maintain quality control and high quality standards in the manufacture of RWC products. Further, RWC agrees to maintain quality standards in all parts and raw materials used in the manufacturing process. RWC understands and agrees to maintain, in RWC sole opinion, adequate product liability insurance and provide Lodestone LLC with proof of same. RWC agrees to provide counsel, expertise and telephonic technical support for RWC products. RWC will have authority and approval over any and all marketing and advertising of RWC product. Lodestone LLC agrees that any and all marketing and advertising must be approved by RWC. Such marketing and advertising approval shall not be unreasonably withheld, and will be handled in an expeditious and timely maimer by RWC.

3.           Product Pricing, Payment Agreements, Products Sale Terms and Conditions, and Product Production and Shipment Commitments. It is agreed by both RWC and Lodestone LLC that there will be a mutually agreed upon and binding exhibit A attached to, and incorporated into, as an integral part of this Agreement, detailing terms and agreement(s) as to product pricing, product sale terms and conditions, marketing and promotional terms, shipping terms, product quantities, production and shipping schedules and any other considerations and/or terms and conditions mutually agreed upon and between RWC and Lodestone LLC. It is agreed and understood that the extension of credit will be at the sole discretion of RWC.

4.           Indemnity.

5.           Term. The term of this Agreement is for one year and one day (366 days) from the date of execution and may be extended for like terms by mutual written agreement executed by all parties hereto. RWC retains the right to terminate this agreement immediately upon written notice property mailed in the event of any misrepresentations, breach of contract, gross negligence, criminal acts and/or any act deemed detrimental to the financial stability and/or reputation and/or the products of RWC. Further, this Agreement may be canceled by either party upon ninety (90) days’ written notice with proper delivery.

6.           Confidentiality. Information about Ready Welder Corporation its Employees, customers, suppliers, and vendors is to be kept confidential and divulged only to individuals that have a need and authorization to receive such information for the code purpose of arranging the sale of RWC products. All records and files maintained by RWC are confidential and remain the property of RWC. Confidential information includes, but is in no way limited to, product engineering. manufacturing suppliers, product specifications, financial records, business, marketing, and strategic plans, personnel and payroll records regarding current and former employees) the identity of, contact information for, and any other account information on customers, vendors, and suppliers; programs, trade secrets, formulas, techniques, and processes; and any other documents or information regarding RWC operations, procedures or practices. Information deemed confidential by RWC may not be divulged to third parties without the express written authorization of RWC. Confidential information obtained during association with or through RWC may not be used by Lodestone LLC for the purpose of furthering current or future outside activities and/or for obtaining personal gain or profit without the express written consent of RWC. RWC reserves the right to avail itself of all legal or equitable remedies to prevent impermissible use of confidential information or to recover damages incurred as a result of the impermissible use of confidential information. Lodestone LLC has the same rights of confidentiality from RWC as are given by the Lodestone LLC to RWC hereunder.

7.           Sales and Marketing Areas. Exclusive territorial rights of Lodestone LLC may extend to any one or more foreign countries, subject to the following stipulations: 1) There is no other previously appointed Master Distributor in the country of interest. 2) Lodestone LLC, as Master Distributor, facilitates the formation of local dealers in the country of interest.

8.           Taxes. All parties to this Agreement hereto agree that they, individually and separetely, accept liability of any taxes, imposts, levies or any other assessments of any kind that may he applicable to the performance and execution of their respective duties and obligations herein.

9.           Legal Jurisdiction. This Agreement shall be interpreted under the Laws of the State of California and the United States of America and those laws shall govern the construction, interpretation, validity, enforceability, performance and say in such matters with respect to this Agreement

10.           Attorney's Fees. In the event of any legal action between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable court and attorney’s fees and costs.

11.           Transmitted Conditions. All transmitted conditions (i.e., facsimiles, e-mails, etc.) of this Agreement when fully executed, and any and all related documents, shall be as originals and deemed legal and binding as delivered originals.

12.           Force Majeure. The Force Majeure exception clause of the International Chamber of Commerce (I.C.C. Publication No.421) is hereby incorporated in, and made an integral part of, this Agreement.

13.           Changes. Any and all changes, notices and notifications for this Agreement shall be made in writing, and executed by both parties prior to execution of these changes. Facsimile copies are deemed to as originals and are to be acceptable as format written notice and acceptance.

14.           Entire Agreements. This Agreement contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understanding, oral or written between and among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement

5.           In This Agreement. Reference to the singular shall include the plural, masculine shall include the feminine, the whole shall include the part, the personal shall include the corporate and in all cases vice versa, as if they were set out separately and traversed seriatim.

16.           Enforceability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and  enforced as so limited.

17.           Additional Documentation. Each party to this Agreement states that it is ready, willing and able to promptly prepare and issue all necessary affidavits and other documentation necessary to enable the objectives of this Agreement to be achieved.

18.           Notices. Any notice of communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery with proof of delivery; (b) expedited or overnight delivery service with proof of delivery; or (c) confirmed facsimile or E-Mail addressed to the respective Party at their respective address stated herein.

19.           Authority. All parties to this Agreement confirm that each is fully empowered, legally qualified and duly authorized to execute and deliver this Agreement and to be bound by its terms and conditions.

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IN WITNESS WHEREOF, the parties hereto have accepted and agreed for and on behalf of:

“Master Distributor”                                                                           “Ready Welder Corporation”

/s/                                                                                   /s/________________________
(Authorized Signatory)                                                                        (Authorized Signatory)
Printed Name Richard Barden                                                                         Printed Name: Theodore Holstein
Manager, Lodestone LLC                                                                      Chairman & CEO, Ready Welder Corp.
Title:  Master Distributor

Corporate Seal

Witness:                                            Witness:

Addendum to Master Distributor Contract

Exhibit A - Addendum to Master Distributor Contract

Unit prices are as follows:	Retail		Dealer		Lodestone
SYSTEMS
10000		$599.00		$335.00		$201.00
10000ADP		$619.00		$349.00		$209.40
10250		$639.00		$363.00		$217.80
10000-CS		$684.00		$420.00		$252.00
10000 ADP-CS		$705.00		$435.00		$261.00
10250-CS		$726.00		$450.00		$270.00
	$		$		$
CS Upgrade		$250.00		$150.00		$90.00
ACCESSORIES	$				$
2' Pigtail Assembly		$25.00				$22.50
2’ Series Cable		$6.50				$5.85
AC/DC Adapter		$25.00				$22.50
Assembly & Cover Half		$20.00				$18.00
Battery Clamp Set		$8.50				$7.65
Black Battery Clamp		$5.25				$4.73
Carrying Case		$43.20				$38.88
Circuit Board		$50.00				$45.00
Circuit Board & Motor		$60.00				$54.00
Motor Replacement		$10.00				$9.00
Operator’s Manual		$2.00				$1.80
Red Battery Clamp		$5.25				$4.73
Red Quick Disc Connector		$10.00				$9.00
CONSUMABLES	$				$
.023 Contact Tips (25)		$21.25				$19.13
.030 HD Contact Tips (25)		$22.50				$20.25
.035 HD Contact Tips (25)		$22.50				$20.25
.040 HD Contact Tips (25)		$22.50				$20.25
.045 HD Contact Tips (25)		$22.50				$20.25
Gas Defuser		$7.20				$6.48
Nozzle Insulators (5)		$14.00				$12.60
Nozzle Pack (5)		$24.00				$21.60
EXTENSIONS	$				$
20’ Ext for 10000 Models		$85.20				$76.68
20’ Ext for 10250 Models		$48.24		$43.42
50’ Ext for 10250 Models		$105.75		$95.18
50’ Ext for 10000 Models		$213.00		$191.70
WELDING WIRES	$		$
.023 Aluminum Wire, 1 LB Spool		$15.75		$14.18
.023 Stainless Steel Wire, 308L, 1LB Spool		$16.29		$14.66
.023 Steel Wire, 1 LBS		$19.59		$17.63
.030 (8mm) Silicon Bronze Wire		$16.14		$14.53
.030 Aluminum Wire, 1 LB Spool		$15.75		$14.18
.030 Stainless Steel Wire, 308L, 1LB Spool		$14.88		$13.39
.030 Steel Flux Core Wire		$10.83		$9.75
.035 Aluminum Wire, 1 LB Spool, ER5356		$10.56		$9.50
.035 Aluminum Wire, 1 LB Spool, ER5356 (5 Pack)		$46.80		$42.12
.035 Stainless Steel Flux Core Wire, 1LB Spool		$49.20		$44.28
.035 Steel Flux Core Wire, 1 LB Spool		$10.83		$9.75
.035 Steel Flux Core Wire, 1 LB Spool (5 pack)		$48.74		$43.87
.045 Steel Flux Core Wire, 2 LB Spool		$17.82		$16.04

Terms and Conditions:
l. Payments terms to be 30 days from date of invoice, except for Pallet Load lots, payment will be made at the time Purchase Order is sent, or when order is ready to be shipped
2. After the first six months, a monthly average of units purchased shall be established as a quota for each ensuing six-month period, for the purpose of maintaining exclusivity by the Distributor.
3. The minimum purchase of systems is one pallet, or 54. Minimum purchase can be a mixture of any listed system. There is a $50 minimum for any combination of accessories, consumables, extensions, and welding wire.
4. Ready Welder will provide a contact list of current Ready Welder dealers to Lodestone so Lodestone’s marketing and sales efforts can increase purchases by these dealers. Dealers and retai1 customers who had purchased from Ready Welder between June 1st, 2006 and June 1st, 2007, can. continue to purchase from the Ready Welder factory. All dealers and customers who have not purchased since June 1st, 2006 become Lodestone customers and will be directed by the Ready Welder factory to contact Lodestone.
5) All USA military sales will be factory direct.
6) Ready Welder will provide electronic artwork,images and text files to Lodestone so Lodestone can create mailing pieces, ads, brochures, and a web site. All marketing material created by Lodestone will be approved by Ready Welder in advance. Ready Welder will include Lodestone as Master Distributor on the Ready Welder web site and future marketing material.
7) Ready Welder will carry sufficient Product Liability Insurance and list Lodestone LLC as an Additional insured.
8) Any necessary cost based changes to the above pricing schedules, will not become effective until 60days after a written notice is delivered to Master Distributor.

Terms and Conditions:

Modified March 15th 2008

Payment terms for Ready Welder systems will be COD. Payment terms to be 30 days from date of invoice for all accessory items.

After the first six months, a monthly avenge of units purchased shall be established as a quota for each ensuing six-month period, for the purpose of maintaining exclusivity by the Distributor

The minimum purchase of systems is one pallet, or 54. Minimum purchase can be a mixture of any listed system. Any quantity above the minimum is allowed. There is a $50 minimum for any combination of accessories, consumables, extensions, and welding.

4) As of March24th 2008 and until June 30th 2008, Lodestone/Weldstone, (L/W) as Master Distributor, will service, process and support all distributor, dealer, and retail sales of Ready Welder products, except for such products indicated by Ready Welder, that it has and may select for it’s own distribution and sales activities. For example: RWC is currently filling orders for Snap-on Tool Co., the US Army, GSA, and plans to sell to other governmental agencies and Railroad Companies worldwide, and OEM service, and specialized kits for companies and entities ordering such.

5) Lodestone/Weldstone will manage pricing of the products it sel1s mindful that costs of manufacturing RWC products are, and have been rising, and in no case, regardless of quantity shall any sale be below $290.per unit, for our lowest priced standard Model 10000. and proportionately for the other higher priced Models
L/W is aware that concomitant with the signing of this portion of the agreement of May 27th 2007, it own costs of goods to be sold will have increased. For example Standard Model 10000 cost to L/W will be $250.00. All models and parts have increased pro-rata.Minimum order quotas for April, May and June will be 1 Pallette Load per month.

7) All Ready Welder marketing material created by Lodestone/Weldstone will be approved in advance by Ready Welder. Ready Welder will include Weldstone as Master Distributor on the Ready Welder web site and fixture marketing material.

8) RWC intends to continue to own its present Website, and control whatever words, pictures or charts are displayed thereon. Access thereto may be allowed to certain employees of L/W, however such permission may be withdrawn in the event of unsatisfactory behavior by an employee of L/W

9) Ready Welder will carry sufficient Product Liability Insurance and list Lodestone LLC as an Additional Insured.

10) This document becomes the new Exhibit A to the May 25th 2007 agreement.

Agreed by:

 /s/ Ted Holstein                                                      /s/ Richard Barden
Ted Holstein for Ready Welder Corp                      Rich Barden for Lodestone LLC/Weldstone
Date: 03/21/08                                                       Date: 03/24/08